UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

lululemon athletica inc.

(Name of Registrant as Specified In Its Charter)

Dennis J. Wilson

Anamered Investments Inc.

LIPO Investments (USA), Inc.

Wilson 5 Foundation

Wilson 5 Foundation Management Ltd.

Five Boys Investments ULC

Shannon Wilson

Low Tide Properties Ltd.

House of Wilson Ltd.

Laura Gentile

Eric Hirshberg

Marc Maurer

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dennis J. Wilson, together with the other participants named herein, has filed a definitive proxy statement (the “Definitive Proxy Statement”) and accompanying GOLD universal proxy card with the U.S. Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for the election of his slate of highly qualified director candidates at the 2026 annual meeting of shareholders (including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2026 Annual Meeting”) of lululemon athletica inc. (the “Company”), and for the approval of a business proposal to be presented at the 2026 Annual Meeting.

On May 18, 2026, Mr. Wilson issued a press release, a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Mr. Wilson, together with the other Participants (as defined below), has filed the Definitive Proxy Statement and accompanying GOLD Universal Proxy Card with the SEC to be used to solicit proxies from the shareholders of the Company in connection with the 2026 Annual Meeting.

SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE 2026 ANNUAL MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE.

The participants in the solicitation of proxies are Mr. Wilson, Anamered Investments Inc., LIPO Investments (USA), Inc., Wilson 5 Foundation, Wilson 5 Foundation Management Ltd., Five Boys Investments ULC, Shannon Wilson, Low Tide Properties Ltd., House of Wilson Ltd., Marc Maurer, Laura Gentile, and Eric Hirshberg (collectively, the “Participants”).

The Definitive Proxy Statement and accompanying GOLD Universal Proxy Card have been furnished to some or all of the Company’s shareholders and, along with other relevant documents, are available at no charge on the SEC’s website at https://www.sec.gov/.

Exhibit 1

Chip Wilson Issues Statement and Shares Details of Negotiations with lululemon

Wilson Stands Ready to Reach Agreement on Principal Terms Provided by lululemon

VANCOUVER, BC, May 18, 2026 /PRNewswire/ — Chip Wilson, Founder of lululemon athletica inc. (NASDAQ: LULU) (“lululemon” or the “Company”) and one of lululemon’s largest shareholders, today released the following statement regarding recent settlement discussions with lululemon’s Board of Directors (the “Board”).

“There is no reason why we cannot reach a resolution to this fight quickly. The Board has not provided me with detail on where our disagreements lie right now, but as of Friday last week, we seemed to be in full agreement on the principal terms. I remain undeterred and willing to be constructive. I am confident in the skillsets of our highly qualified independent nominees that bring unmatched brand and marketing expertise. I stand ready to do what is best for all shareholders of lululemon with this campaign, be it a vote or resolution with the Board. All shareholders expect us to be practical, collaborative and focused on doing what is right for unlocking value,” said Mr. Wilson.

Mr. Wilson continued, “My focus remains on making sure lululemon has the right skills on the Board, that brand/product expertise is prioritized and that lululemon returns to form. The notion I want to dictate strategy to lululemon is just wrong. I’m a passionate investor in lululemon and across the technical apparel space, I feel my experience can be helpful to the businesses I invest in and I am proud of our success. As I told Chip Bergh over email, my hope is simply to have a regular dialogue like any large shareholder.”

In a May 13 email copying Marti Morfitt, Chip Bergh proposed on behalf of the Board eight principal terms. Those terms as directly stated by Mr. Bergh are:

•	We (lululemon) choose and appoint two of your nominees to the Board after the AGM.

•	We agree to one additional mutually agreed director between now and October.

•	One incumbent director will step down at the 2027 AGM.

•	We (lululemon) will add your 2 nominees to our CRSG committee.

•	We (lululemon) will create a product/brand advisory council and appoint your third nominee to this council.

•	We (lululemon) will accept your declassification proposal and recommend a vote “for” on the proxy.

•	We (lululemon) require a 2-year standstill and non-disparagement and expect you to vote with the board for the 2-year period.

•	Mutually agreed press release.

Mr. Wilson responded on May 14 and agreed to the eight key terms in principle while providing further detail on items like director appointment timing and rejecting the notion of “pocket resignations” for his nominees. Other items were to align to market standard terms, such as replacement rights and expense reimbursement. These are very common terms – so much so that they are included in at least 14 of the last 20 settlement agreements that other clients of lululemon’s counsel have entered into in similar situations1. Mr. Wilson also requested regular meetings between members of the Board that would be conducted similar to engagement with any shareholder and is entirely customary for a large, active shareholder.

Mr. Wilson continues stands by his support for the eight principal terms and is willing to engage in constructive dialogue with the Board to affect this settlement.

For the sake of shareholders having full transparency, a detailed table of lululemon’s term sheet and Mr. Wilson’s response is provided below.

Term	LULU Proposal (5/13/26)	Mr. Wilson Proposal (5/14/26)

Appointment of Wilson Nominees

2 new directors from Mr. Wilson’s nominees to join the Board following the 2026 Annual Meeting. Silent on which classes they’d join

(In LULU’s previous April 12th proposal, LULU proposed new director join the Board immediately)

Mr. Wilson agreed, but since LULU did not want the new directors in the ‘26 class, Mr. Wilson proposed making the nominees Board observers until the ‘26 AGM and then putting them into the ‘27 class

Appointment of Mutually Agreeable Director	A 3rd new director appointed, picked by LULU and approved by Mr. Wilson	Mr. Wilson agreed, but 3rd new director picked by LULU from a list of candidates created by Mr. Wilson

Replacement Directors	None	Mr. Wilson proposed standard right to replace any new director who leaves the Board during the agreement

Board Departures	2 incumbent directors won’t stand for re-election at the ‘26 AGM, and another wouldn’t stand at the ‘27 AGM	Mr. Wilson agreed

Board Committees	New directors appointed from Mr. Wilson’s nominees would sit on the Corporate Responsibility, Sustainability and Governance Committee	Mr. Wilson agreed

Advisory Brand Product Council	LULU would establish an advisory brand product council that includes the Wilson nominee who doesn’t get appointed to the Board; and Mr. Wilson could suggest additional council members	Mr. Wilson agreed, and proposed who from LULU would join the council, and that Mr. Wilson and a representative would meet quarterly with the council (to extent it doesn’t violate applicable law)

Quarterly Meetings with Mr. Wilson	None	Mr. Wilson requested quarterly meetings between LULU and Mr. Wilson and a representative, so Mr. Wilson may share his ideas on product, brand and culture. (Meetings wouldn’t feature material non-public information)

Declassification of the Board	Recommend shareholders vote “FOR” Mr. Wilson’s non-binding declass proposal at ‘26 AGM and if the proposal passes, LULU would submit a binding declass proposal at ‘27 AGM	Mr. Wilson agreed, and proposed immediate declass begin at ‘26 AGM based on a conversation between Mr. Wilson, Marti Morfitt and Chip Bergh last week

Length of Standstill Agreement	2-years (until nominations for the ‘28 AGM)	Mr. Wilson agreed, and since LULU desired Mr. Wilson’s nominees be appointed after the ‘26 AGM (implying a 1-year term), Mr. Wilson proposed that the second year of the standstill depends on the Board renominating the new directors (i.e., the new directors’ terms matching the multi-year standstill requested by LULU)

Voting Commitment	Commitment by Mr. Wilson to vote with the Board’s recommendations on all proposals	Mr. Wilson agreed, except for completely market standard voting exceptions (i.e., allowing Mr. Wilson to vote how he wants on extraordinary transactions and with ISS or Glass Lewis recommendations on non-director election/removal proposals)

Non-Solicit Provision	Mr. Wilson prohibited from soliciting/inducing any employee/independent contractor from terminating or reducing their relationship with LULU (which is off-market and not standard for settlement agreements)	Mr. Wilson agreed, but limited the prohibition to Mr. Wilson intentionally soliciting an employee to terminate his or her relationship with LULU

Expense Reimbursement	No reimbursement for expenses (which is off-market and not standard for settlement agreements)	Mr. Wilson proposed all his expenses be reimbursed (knowing that expense reimbursement is market)

Certain Information Concerning the Participants

Dennis J. “Chip” Wilson, together with the other Participants (as defined below), has filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying GOLD Universal Proxy Card with the U.S. Securities and Exchange Commission (the “SEC”) to be used to solicit proxies from the shareholders of the Company in connection with the Company’s 2026 Annual Meeting of Shareholders (the “Annual Meeting”).

SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE ANNUAL MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE.

The participants in the solicitation of proxies are Mr. Wilson, Anamered Investments Inc., LIPO Investments (USA), Inc., Wilson 5 Foundation, Wilson 5 Foundation Management Ltd., Five Boys Investments ULC, Shannon Wilson, Low Tide Properties Ltd., House of Wilson Ltd., Marc Maurer, Laura Gentile and Eric Hirshberg (collectively, the “Participants”).

The Definitive Proxy Statement and accompanying GOLD Universal Proxy Card have been furnished to some or all of the Company’s shareholders and, along with other relevant documents, are available at no charge on the SEC’s website at https://www.sec.gov/.

Contacts

Media

Val Mack, val.mack@fticonsulting.com

Pat Tucker, pat.tucker@fticonsulting.com

Investors

Scott Winter, Gabrielle Wolf

Innisfree M&A Incorporated

(212) 750-5833

1.	SEC Filings of the twenty most recent legal counsel cooperation agreements.

SOURCE Chip Wilson